Exhibit 3.73
ARTICLES OF INCORPORATION
OF
VALLEY SHAMROCK, INC.
ARTICLE ONE
The name of the Corporation is Valley Shamrock, Inc.
ARTICLE TWO
The period of its duration is perpetual.
ARTICLE THREE
The purpose for which the Corporation is organized is the transaction of any and all lawful business for which a corporation may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
The aggregate number of shares which the Corporation shall have authority to issue is One Million, Five Hundred Thousand (1,500,000). The. Shares shall have a par value of One Dollar.
ARTICLE FIVE
The Corporation will not commence business until it has received consideration equal to or exceeding the value of $1,000.00, consisting of money, labor done, or property actually received, for the issuance of its shares.
ARTICLE SIX
The street address of its Registered Office, and the name of its Registered Agent at this address is as follows:
CT Corporation System
350 N. St. Paul St., Ste. 2900
Dallas, TX 75201-4234
ARTICLE SEVEN
The number of initial Directors is two (2). The names and addresses of the initial Directors are:
Malcolm W. Welch, Sr.
1222 South Bluebonnet
Pharr, Texas 78577

William H. Welch
26 Bendwood
Sugar Land, Texas 77478
ARTICLE EIGHT
The name and address of the Incorporator is:
Carey Roebuck
712-A, East 26th Street
Austin, Texas 78705

IN WITNESS WHEREOF: I have hereunto set my hand this 14th day of December, 1983.
/s/ Carey Roebuck
Carey Roebuck
Incorporator

Subscribed, sworn to, and acknowledged before me this the 14th day of December, 1983, to which witness my hand and seal of office.
/s/ Lauren E. Dunaway
Notary Public in and for The State of Texas
My commission expires: 6/17/87

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